                                                                 EXHIBIT 10.2(a)


                                FIRST AMENDMENT
                              TO THE LaBARGE, INC.
                        1987 INCENTIVE STOCK OPTION PLAN


     This First Amendment to the LaBarge, Inc. 1987 Incentive Stock Option Plan (the "Plan") executed on May 4, 1995 on behalf of LaBarge, Inc. (the "Company"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, the Company adopted the Plan on July 20, 1987; and
     WHEREAS, the Board of Directors of the Company reserved the right to amend the Plan in Article X of the Plan document; and
     WHEREAS, the Board of Directors of the Company now wants to amend the Plan;
     NOW, THEREFORE, the Plan is hereby amended in the following respects:
     Effective May 1, 1995, delete Section VI.D. and insert the following new
Section VI.D. in lieu thereof:

        D. Manner of Exercise. An Option shall be exercised by giving a written notice to the President of the Company stating the number of shares of stock with respect to which the Option is being exercised and containing such other information as the President may request and by tendering payment in full therefore with a cashier's or certified check; Common Stock already owned by the holder of the Option having a fair market value equal to the option price; or a combination of a cashier's or certified check and Common Stock already owned by the holder of the option having an aggregate fair market value equal to the option price. For purposes of this Section VI.D., "fair market value" is the closing price per share of Common Stock on the American Stock Exchange on the day immediately preceding the day on which an Option is exercised, or if there is no sale on such day, then the closing price per share on the last previous day on which a sale is reported. If Common Stock is not listed on the American Stock Exchange on the day immediately preceding the day an option is exercised, the closing price per share of Common Stock as reported by the exchange upon which it is then listed, or if it is not then listed on any exchange, the closing price per share of Common Stock as reported by an automated quotation system shall be used to determine fair market value. If Common Stock is not listed on any exchange or its price reported by an automated quotation system on the day immediately preceding the day an Option is exercised, the Committee shall determine the fair market value of Common Stock for purposes of this Section VI.D. on the date of exercise of the Option.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be adopted by its duly authorized officer.



                                        LaBARGE, INC.

ATTEST:

William  J. Maendu                      By:  Craig E. LaBarge
- ------------------                          --------------------
Secretary                                   President




                                     -2-